SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2006 (June 13, 2006)
CROGHAN BANCSHARES, INC.
(Exact name of registrant as specified in its charter)
0-20159
(Commission File Number)

OHIO	31-1073048
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

323 CROGHAN STREET, FREMONT, OHIO	43420
(Address of principal executive offices)	(Zip Code)
(419) 332-7301
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The information provided under Item 5.02 of this Current Report on Form 8-K regarding the compensation and benefits to be received by Kendall W. Rieman as Vice President, Chief Financial Officer and Chief Operations Officer of The Croghan Colonial Bank (the “Bank”), is incorporated herein by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On June 13, 2006, the Boards of Directors of Croghan Bancshares, Inc. (the “Company”) and the Bank approved the appointment of Kendall W. Rieman as Vice President, Chief Financial Officer and Chief Operations Officer of the Bank. Mr. Rieman will assume his positions with the Bank on June 28, 2006.
     Mr. Rieman, age 35, has served as Senior Vice President and Chief Financial Officer of Thumb National Bank and Trust Company, located in Pigeon, Michigan since 1995. Previously, he served as Vice President in charge of Credit Administration at Thumb National Bank and Trust Company from 1992 to 1995. Mr. Rieman has a Bachelor of Arts Degree in Financial Administration from Michigan State University (1992), and a Graduate Banking Degree from the University of Wisconsin, Graduate School of Banking (2003).
     As compensation for his services to the Bank, Mr. Rieman will receive a base salary of $110,000 per year. In addition to his base salary, Mr. Rieman will be eligible to participate in the Bank’s performance-based compensation program and the Bank’s health, vision, dental, disability, 401(k) profit sharing and group term life insurance plans. The Bank will also pay or reimburse Mr. Rieman for certain moving, temporary housing and other relocation expenses. No employment agreement has been entered into with Mr. Rieman.
     There are no family relationships between Mr. Rieman and the Company’s directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.
     The Company also announced that Steven C. Futrell, President and Chief Executive Officer, informed the Board of Directors on June 13, 2006 that he will be taking time off to attend to certain medical issues over the course of the next six to eight weeks. The Boards of Directors of the Company and the Bank authorized Thomas J. Elder, Vice President and Chief Lending Officer of the Bank, to assume the responsibilities of Mr. Futrell during his absence.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROGHAN BANCSHARES, INC. (Registrant)

Date: June 16, 2006	/s/ Steven C. Futrell

Steven C. Futrell, President & CEO